Exhibit 99.2

Fourth Quarter and Full Year 2004 Results - Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter?

Oilfield Services pretax return on sales in the fourth quarter was 17.7% compared to 16.9% in the third quarter of 2004.

Q2)	What are the Capex and Depreciation & Amortization (D&A) guidance for 2005?

The Capex is expected to reach $1.17 billion for the full year 2005 versus $1.06 billion in 2004.

The D&A is expected to be $850 million for the full year 2005.

B)	WesternGeco

Q3)	What multiclient surveys were capitalized in the fourth quarter?

In the quarter, WesternGeco capitalized $19 million related to the processing of surveys previously acquired.

Q4)	What multiclient sales were made in the quarter and what was the associated cost of sales?

Multiclient sales in the quarter were $132 million. The corresponding cost of sales was $58 million. About 46% of the surveys sold had no NBV. Less than 3% of the revenue came from surveys considered impaired in September 2003.

Q5)	What is the Capex guidance for 2005?

The 2005 Capex is expected to reach $215 million, excluding about $112 million of significantly pre-funded multiclient surveys.

Q6)	What was the result of the impairment test of the multiclient library?

Schlumberger has completed its annual impairment review of the multiclient library during the fourth quarter. The test revealed that no adjustment to the carrying value of the surveys on the balance sheet was required. At the end of 2004, the multiclient library had a net book value of $347 million down from $506 million at the beginning of the year.

C)	Schlumberger Limited

Q7)	Which businesses were classified as discontinued operations during the fourth quarter?

The businesses that were previously included under the “Other” segment, Global Tel*Link, Payphones and Essentis, have been classified as discontinued during the quarter because

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the Company expects to sell or otherwise dispose these businesses. The financial statements have been restated for comparative purposes to account for these discontinued operations.

Q8)	What was included in discontinued operations in the quarter?

Loss from discontinued operations in the quarter of $22 million included:

•	Global Tel*Link: gain of $1 million

•	Payphones: loss of $11 million

•	Essentis: loss of $22 million

•	Prior divestitures adjustments of $10 million

Q9)	What was Schlumberger before tax and after-tax return on sales, before minority interest, for the quarter?

Schlumberger pretax return on sales for the fourth quarter was 14.6% compared to 13.1% in the third quarter.

Schlumberger after-tax before minority interest return on sales for the fourth quarter was 11.7% compared to 10.5% in the third quarter.

Q10)	What are the stock option and discounted stock purchase plan (DSPP) expenses?

Schlumberger has two stock compensation plans – stock option awards and an employee stock purchase plan. Schlumberger started to record stock option expense in the income statement beginning in the second half of 2003, adopting the fair value recognition provisions of SFAS 123 on a prospective basis for grants after January 1, 2003.

The effect on the entire year 2003 net income was $13 million ($0.02 per share). The effect on the entire year 2004 net income was $26 million ($0.04 per share).

The share creep from both stock compensation plans represented about 7 million shares in 2004.

Effective July 1, 2005, Schlumberger will apply the provisions of SFAS 123R under the modified prospective method to the unvested portion of awards granted during the period January 1, 1995 to December 31, 2002. The Company will not restate prior quarters in 2005 or prior years.

Schlumberger has been and will continue to expense stock options using a Black-Scholes option-pricing model.

Schlumberger does not expect any significant changes to the assumptions used in the Black-Scholes option-pricing model.

Q11)	How did net debt† decrease during the quarter?

After the quarterly dividend payment of $110 million, net debt of $1.46 billion at December 31, 2004, decreased $199 million in the quarter, mainly due to liquidity generated by the operations, partially offset by the stock buyback of $84 million and an adverse currency effect of $82 million.

†	(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity.)

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Q12)	What was the fourth quarter Effective Tax Rate (ETR), and what is the ETR guidance for the full year 2005?

The fourth quarter ETR from continuing operations was 20.2%.

For the total year 2005, Schlumberger expects the ETR to be in the mid-twenties range or slightly lower. The ETR is sensitive to several factors including the geographic mix of earnings, particularly in WesternGeco, and the expected resolution of tax audits in various countries.

Q13)	What were the changes in interest income and interest expense during the quarter?

Interest income of $16 million increased $0.85 million sequentially and $2.3 million compared to the same quarter last year. Average return of 2.4% increased by 0.1% sequentially and 0.3% year-on-year. Average investment balance of $2.6 billion was up $20 million sequentially and $80 million compared to the same quarter last year.

Interest expense of $45 million increased $1.1 million sequentially and decreased $28.5 million from the same quarter last year. Average borrowing rates of 3.9% were flat sequentially and decreased from 4.0% last year. Average debt balance of $4.5 billion increased $117 million sequentially and decreased $2.8 billion compared to the same quarter last year.

Q14)	What is the difference between Oilfield Services pretax income and the sum of the geographic areas?

The difference of $15 million in the quarter came from Oilfield Services headquarters projects and costs together with Oilfield Services consolidation eliminations.

Q15)	What is the difference between Schlumberger pretax income, before charges and interest, and the pretax income of the two business segments?

The $50 million pretax difference during the quarter included items such as corporate headquarters expenses, interest on post-retirement benefits, amortization of identifiable intangibles, employee stock purchase and stock option costs, Sarbanes-Oxley compliance costs, currency exchange losses of $10 million, and a release of excess insurance reserves of $7 million.

Q16)	How does Schlumberger compute basic and fully diluted EPS?

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period.

If adding the interest expense on the convertible bonds back to net income and including the shares from the assumed conversion of the convertible bonds has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible bonds are excluded from the calculation.

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The shares from the potential conversion of the convertible bonds amount to 19 million and the interest expense on the convertible bonds was $7.2 million in the fourth quarter.

Q17)	What was the Schlumberger annualized Return On Capital Employed (ROCE†) for the quarter?

Annualized ROCE reached 19.1% in the fourth quarter of 2004 versus 17.1% in the third quarter of 2004 and 11.0% in the fourth quarter of 2003.

†	ROCE is computed as [Net Income from continuing operations excluding charges + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

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This question and answer document, the fourth quarter and full year 2004 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco; oil and natural gas demand and production growth; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; expected depreciation and amortization expense; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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